Exhibit 23

                             INTERCREDITOR AGREEMENT

          INTERCREDITOR AGREEMENT, dated as of December 21, 2001, (this "Agreement"), by and among TPG Partners III, L.P., a Delaware limited partnership (together with its Affiliates, successors and permitted assigns, "TPG"), TCW/Crescent Mezzanine Partners III, L.P. and TCW/Crescent Mezzanine Trust III (together with their Affiliates, successors and permitted assigns, "TCW") and Green Equity Investors III, L.P., a Delaware limited partnership (together with its Affiliates, successors and permitted assigns, "GEI"), Green Equity Investors Side III, L.P., a Delaware limited partnership (together with its Affiliates, successors, permitted assigns and GEI, "LGP"), TPG Wafer Management, LLC, a Delaware limited liability company ("TPG Wafer Management") and TPG Wafer Partners, LLC, a Delaware limited liability company ("TPG WP").

                                    RECITALS

          WHEREAS, MEMC Electronic Materials, Inc. ("MEMC" or the "Borrower") has entered into that certain Revolving Credit Agreement, dated as of December 21, 2001, with the lenders party thereto (the "Lenders") and Citicorp USA, Inc. as administrative agent (in such capacity, the "Administrative Agent") (as such agreement may be further amended, restated, modified or supplemented at any time and from time to time hereafter, the "Revolving Credit Agreement"), pursuant to which the Lenders will provide the Borrower with a revolving credit facility in an initial aggregate amount not to exceed U.S. $150,000,000;

          WHEREAS, each of the Fund Guarantors (as defined herein) has entered into a Guaranty (collectively, together with any renewal of such Guaranty as described under Section 2.08 of the Revolving Credit Agreement, the "Guaranty") dated as of December 21, 2001 with Citicorp USA, Inc., as Administrative Agent, pursuant to which the Fund Guarantors have agreed to guarantee the obligations of the Borrower under the Revolving Credit Agreement;

          WHEREAS, the Borrower has, pursuant to the Reimbursement Agreement, agreed to reimburse the Fund Guarantors for any and all payments made by the Fund Guarantors under the Guaranty;

          WHEREAS, TPG WP, TPG Wafer Management, TCW and LGP have acquired certain Participation Interests, Italian Credit Agreement Rights, Senior Notes and Warrants (each as defined herein); and

          WHEREAS, the parties hereto desire to enter into an agreement regarding certain matters described herein, including the imposition of certain restrictions on the transferability of their rights and obligations under the Revolving Credit Agreement and with respect to the Italian Credit Agreement, the Participation Interests, the Senior Notes, the Warrants and certain other matters;

          NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree and covenant as follows:

          1. Definitions. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Revolving Credit Agreement; provided, however, that no amendment of a defined term in the Revolving Credit Agreement shall affect the meaning of such terms in this Agreement unless each Fund Guarantor consented in writing to such amendment. The following terms, as used in this Agreement, shall have the following meanings:

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Effective Date" means December 21, 2001.

          "Fund Guarantor Percentages" has the meaning assigned to such term in the Reimbursement Agreement.

          "Fund Guarantors" means, collectively, the TPG Guarantor, the LGP Guarantor and the TCW Guarantor.

          "Guaranteed Obligations" has the meaning assigned to such term in the Guaranty.

          "LGP Guarantor" means, collectively, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P.

          "LGP Guaranty" means the Guaranty entered into by the LGP Guarantor.

          "Reimbursement Agreement" means the Reimbursement Agreement, dated as of December 21, 2001, by and among the Borrower, the Fund Guarantors and Citicorp USA, Inc. as collateral agent.

          "Reimbursement Documents" has the meaning assigned to such term in the Reimbursement Agreement.

          "TCW Guarantor" means, collectively, TCW/Crescent Mezzanine Partners, III, L.P. and TCW/Crescent Mezzanine Trust III.

          "TCW Guaranty" means the Guaranty entered into by the TCW Guarantor.

          "TPG Guarantor" means TPG Partners III, L.P.

          "TPG Guaranty" means the Guaranty entered into by the TPG Guarantor.

          2. Guarantor Commitments and Certain Other Matters In Connection with the Guaranty. (a) Subject to the provisions of this Agreement, each of the Fund Guarantors hereby agrees to comply with the terms of the Guaranty; provided that each of LGP and TCW hereby agrees to terminate the Guaranty in accordance with
Section 6.12 of the Guaranty if and when TPG so directs (so long as TPG has provided at least five (5) Business Days' notice of such required termination), in which case the Fund Guarantors shall make commitments to MEMC pursuant to a separate credit agreement (with terms substantially similar to those of that certain Revolving Credit Agreement, dated as of November 13, 2001, by and among MEMC, the Lenders named therein and Citicorp USA, Inc. as Administrative Agent (the "Terminated Revolver"); and provided, further, that each of LGP and TCW hereby agrees not to terminate the Guaranty in accordance with Section 6.12 of the Guaranty unless TPG so directs. In the event that TPG, LGP and TCW make commitments to MEMC, in any of the circumstances described in this paragraph 2(a) or paragraphs 2(e) or 2(g), each of TPG, LGP and TCW hereby agrees that they shall enter into a separate intercreditor agreement with terms substantially similar to those of that certain Intercreditor Agreement, dated as of November 13, 2001, by and among TPG Wafer Credit Partners, LLC, T3 Partners II, L.P., T3 Parallel II, L.P., TCW/Crescent Mezzanine Partners III, L.P. and TCW/Crescent Mezzanine Trust III, Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., TPG Wafer Management, L.L.C., and TPG Wafer Partners, LLC.

          (b) Notwithstanding the provisions of Section 5 of each of the LGP Guaranty and the TCW Guaranty, except as otherwise contemplated by this paragraph 2(b) and paragraphs 2(c) and 2(f) hereof, each of LGP and TCW hereby agrees that it (x) shall immediately take any and all such actions under such
Section 5 as TPG shall direct (including, without limitation, providing written consents, approvals or other instructions to the Administrative Agent) and (y) shall refrain from any action under such Section 5 unless TPG does so direct, in each case so long as TPG (i) holds a majority of the aggregate Guarantor Interests (as defined herein); (ii) has not failed to make any payment due under
Article II of the Guaranty; (iii) has not itself committed a Guarantor Default (as defined in the Guaranty) which has directly resulted in the Administrative Agent (x) declaring the Loans outstanding due and payable in whole or in part or
(y) terminating the Commitments, in each case pursuant to Article VII of the Revolving Credit Agreement; and (iv) has not consented to any material amendment to that clause of Section 5 of the TPG Guaranty pursuant to which TPG is directing LGP and TCW to take action or pursuant to which LGP or TCW desire to take action, which amendment both (A) diminished the authority of TPG under such clause and (B) was made without the written consent of each of LGP and TCW; provided that, until the date that is the third anniversary of the Effective Date, LGP and TCW shall not be required by TPG to consent to any proposal of the Borrower not to pay the interest on any Loan in cash if, on the last day of the immediately preceding calendar month, the Consolidated EBITDA of MEMC for the trailing twelve (12) month period is greater than $100,000,000 (in which case, LGP and TCW shall not be required by TPG to consent to any proposal of the Borrower that any subsequent interest payments shall not be paid in cash); and provided, further, that following the third anniversary of the Effective Date, LGP and TCW shall not be required by TPG to consent to any proposal of the Borrower not to pay the interest on any Loan in cash; and provided, further, that LGP and TCW shall not be required by TPG to consent to any of the matters that are listed in clauses (i) through (ix) of the proviso in Section 9.02(b) of the Revolving Credit Agreement and which require the consent of each of the Lenders. For the avoidance of doubt, the parties hereby agree that the foregoing provisions are not intended in any way to restrict the rights which TPG might enjoy, in the event that the Fund Guarantors were to make commitments to MEMC pursuant to a separate credit agreement (with terms substantially similar to those of the Terminated Revolver), if TPG were to constitute Required Lenders (as defined in the Terminated Revolver) under such separate credit agreement.

          (c) Notwithstanding anything to the contrary contained in the Revolving Credit Agreement, in the event that (i) the aggregate Exposures of all Lenders under the Revolving Credit Agreement (together with any amounts actually advanced to MEMC by the Fund Guarantors pursuant to any separate credit agreement as contemplated by paragraphs 2(e) and 2(g)) is (or would, in the event of additional advances under the Revolving Credit Agreement as described in the Borrowing Request in clause (iii) below, be) greater than $110,000,000;
(ii) the Consolidated EBITDA of MEMC is less than the amounts set forth in Schedule A hereto for the periods and at the times specified in Schedule A, and
(iii) MEMC makes a Borrowing Request pursuant to Section 2.03 of the Revolving Credit Agreement (or the equivalent provision of any separate credit agreement referred to in paragraphs 2(e) and 2(g) hereof), TPG agrees that it will, as soon as practicable, instruct the Administrative Agent pursuant to Section 5 of the Guaranty not to make additional loans under the Revolving Credit Agreement (or, in the event that the Fund Guarantors have become direct lenders to MEMC under any separate credit agreement as described in paragraphs 2(e) and 2(g) hereof, TPG agrees that it will not consent to any borrowing request under any such separate credit agreement except as otherwise provided in this paragraph 2(c)), unless each of TPG, TCW and LGP shall consent to such Borrowing Request. In the case of any Borrowing Request in the circumstances described in clauses
(i) and (ii) above, each of TCW and LGP (and their Permitted Transferees, if any) may, by written notice to TPG (the "Commitment Notice") within one Business Day of being notified by TPG or the Borrower of such Borrowing Request, declare that it shall not consent (pursuant to Section 5 of the Guaranty or otherwise) to such Borrowing Request under the Revolving Credit Agreement or under any separate credit agreement referred to in paragraphs 2(e) and 2(g) hereof; provided that, notwithstanding the foregoing, each of TCW and LGP agrees to notify TPG (in advance of the receipt of any Borrowing Request described in clause (iii) above) if TCW or LGP, as the case may be, determines that there is a substantial possibility that it would deliver a Commitment Notice in the event of any such Borrowing Request. Upon delivery of any such Commitment Notice by either or both of TCW and LGP (each such non-committing Fund Guarantor, a "Non-Committing Guarantor", and any committing Fund Guarantor, a "Committing Guarantor"), TPG may, individually or together with any Committing Guarantor, elect to assume on a pro rata basis (in accordance with the TPG Guarantor's and such Committing Guarantor's respective Fund Guarantor Percentages) the obligations of any Non-Committing Guarantor to guarantee additional Loans to the Borrower in accordance with the provisions of the Guaranty (but not, for the avoidance of doubt, the obligations of such Non-Committing Guarantor in respect of any Loans then outstanding) and receive on the same pro rata basis the benefits of the right to reimbursement and all related rights under the Reimbursement Documents (any such election, a "Non-Pro Rata Election"); provided that in the event that (x) TPG has, without the consent of TCW and LGP, consented to any amendment of the provisions of Section 6.12 of the Revolving Credit Agreement or has agreed to waive compliance with such provisions; and (y) the Consolidated EBITDA of MEMC is less than the amounts set forth in Schedule A hereto for the periods and at the times specified in Schedule A but greater than any corresponding amount set forth in Section 6.12 of the Revolving Credit Agreement as a result of such amendment (or TPG has waived compliance with Section 6.12), TPG shall, individually or together with any Committing Guarantor, assume on a pro rata basis (in accordance with the TPG Guarantor's and such Committing Guarantor's respective Fund Guarantor Percentages) the obligations of any Non-Committing Guarantor to guarantee additional Loans to the Borrower in accordance with the provisions of the Guaranty (but not, for the avoidance of doubt, the obligations of such Non-Committing Guarantor in respect of any Loans then outstanding) and receive on the same pro rata basis the benefits of the right to reimbursement and all related rights under the Reimbursement Documents. In the event of any Non-Pro Rata Election, TPG and any Committing Guarantor shall execute such agreements and related documents and take such other actions as are reasonably determined by such Non-Committing Guarantor in pursuance of the assumption of such obligations by TPG and such Committing Guarantor, and such Non-Committing Guarantor shall execute such agreements and related documents and take such other actions as are reasonably determined by TPG in pursuance of the assignment of such rights to TPG and such Committing Guarantor.

          (d) In the event of any Non-Pro Rata Election and any actual additional funding by the Lenders under the Revolving Credit Agreement, the Pro Rata Percentage (as defined below) of each Non-Committing Guarantor and their Affiliates in their (i) interests and any other rights in the loans outstanding and loans to be made in the future, if any, under the Amended and Restated Credit Agreement (the "Italian Credit Agreement") dated as of September 22, 2001 among MEMC Electronic Materials S.p.A. as Borrower and the other parties thereto (or, if such interests have been exchanged for other securities, such Non-Committing Lender's interests in such other securities) (such interests, the "Participation Interests"), (ii) Senior Subordinated Secured Notes issued by the Borrower under Restructuring Agreement (the "Restructuring Agreement") dated as of November 13, 2001 between TPG Wafer Holdings, LLC and MEMC (the "Senior Notes"), and (iii) warrants issued by the Borrower under the Restructuring Agreement (together with the Warrant Shares (as defined in the Restructuring Agreement), the "Warrants"), shall immediately be assigned at no cost to TPG WP and any Committing Guarantor on a pro rata basis (in accordance with the TPG Guarantor's and such Committing Guarantor's respective Fund Guarantor Percentages), in which event such Non-Committing Guarantor shall execute such agreements and related documents and take such other actions as are reasonably determined by TPG WP in pursuance of such assignment; provided that if any such assignment is prevented by any provision of any other agreement or law, each Non-Committing Guarantor shall take any other steps that are reasonably requested by TPG WP and any Committing Guarantor to ensure that TPG WP and such Committing Guarantors enjoy the same economic benefits as TPG WP and such Committing Guarantors would have enjoyed from such an assignment. As used herein, the "Pro Rata Percentage" shall mean, with respect to any Non-Committing Guarantor, the percentage obtained by multiplying (A) one hundred percent (100%), by (B) one (1) minus a fraction, the numerator of which shall be the sum of (A) the product of (x) such Non-Committing Guarantor's Fund Guarantor Percentage (excluding, for the avoidance of doubt, any adjustment to such Fund Guarantor Percentage as a result of any Non-Pro Rata Election) multiplied by (y) the aggregate amount of the principal and interest of the Loans under the Revolving Credit Agreement, plus (B) the aggregate amount borrowed by MEMC from such Non-Commiting Guarantor under any separate credit agreement, and the denominator of which shall be U.S. $37 million.

          (e) Notwithstanding anything to the contrary contained in the Revolving Credit Agreement or this Agreement, at the election of TPG, each of TPG, TCW and LGP hereby agrees, as directed by TPG, to increase the amount of its Guaranty and/or to make a commitment to MEMC pursuant to a separate credit agreement (with terms substantially similar to those of the Terminated Revolver), in each case on a pro rata basis in accordance with their Fund Guarantor Percentages; provided that TCW shall not be obligated to guarantee or extend loans to MEMC in an aggregate amount exceeding $37 million and LGP shall not be obligated to guarantee or extend loans to MEMC in an aggregate amount exceeding $37 million, in each case whether in respect of the Guaranty, the Revolving Credit Agreement or any separate credit agreement as contemplated by paragraphs 2(e) and 2(g); and provided, further, that neither TCW nor LGP shall be obligated to increase the amount of its Guaranty or make any commitment to MEMC pursuant to any separate credit agreement unless MEMC is in compliance with the Consolidated EBITDA test described in Schedule A; and provided, further, that neither TCW nor LGP shall be obligated to increase the amount of its Guaranty or make any commitment to MEMC pursuant to any separate credit agreement if such Person had previously delivered a Commitment Notice to TPG. No Fund Guarantor shall consent to any amendment to or waiver or other action under or in connection with the Revolving Credit Agreement or any separate credit agreement with MEMC which would result in or permit the aggregate amount of all commitments under any credit agreement referred to in this paragraph 2(e) (including the Revolving Credit Agreement) to exceed $185 million.

          (f) Notwithstanding the provisions of Section 5 of the Guaranty, TPG hereby agrees not to consent to the release of any part of the Collateral from the Liens of the Security Documents (as defined in the Revolving Credit Agreement) or the Security Documents (as defined in the Reimbursement Agreement) or the placing of additional Liens on any part of the Collateral without the written consent of each of TCW and LGP if such release of Collateral or placing of additional Liens is proposed in connection with additional loans to be made or guaranteed by TPG or any Affiliate of TPG.

          (g) In the event that the Administrative Agent has not received from TPG, LGP or TCW any guaranty described in Section 2.08 of the Revolving Credit Agreement on or before the dates and for the stated maturities therein stipulated (except in the case where such Fund Guarantor has validly and effectively pledged to the Administrative Agent a blocked cash collateral account with Citibank, N.A. in an amount meeting the requirements of Section 5 of the Guaranty), such Guarantor hereby agrees to make a commitment to MEMC pursuant to a separate credit agreement (with terms substantially similar to those of the Terminated Revolver), in an aggregate amount equal to the amount of the Guaranteed Obligations then guaranteed by such Guarantor; provided that such Guarantor shall not be obligated to make any Loans (as defined in the Terminated Revolver) to MEMC unless the other Guarantors are similarly obligated to make Loans pursuant to such separate credit agreement. In the event that the Fund Guarantors become direct lenders to the Company pursuant to any such credit agreement, notwithstanding any provisions allowing the payment of interest by the Borrower on any Loan other than in cash, until the date that is the third anniversary of the Effective Date, TPG may not consent, without the consent of each of LGP and TCW, to any proposal of the Borrower not to pay the interest on any Loan in cash if, on the last day of the immediately preceding calendar month, the Consolidated EBITDA of MEMC for the trailing twelve (12) month period is greater than $100,000,000 (in which case, the relevant interest payment and all subsequent interest payments shall be paid in cash). Following the third anniversary of the Effective Date, TPG shall not, without the consent of each of LGP and TCW, consent to any proposal of the Borrower not to pay the interest on any Loan in cash.

          3. Certain Matters in Connection with the Italian Credit Agreement. TPG and TPG WP hereby further agree not to consent to the release of any part of the Italian Collateral (as defined below) from the liens of the Italian Credit Agreement or related agreements in respect of such collateral or the placing of additional liens on any part of the Italian Collateral without the written consent of each of TCW and LGP, if such release of the Italian Collateral or placing of additional liens is proposed in connection with additional loans to be made or guaranteed by TPG or any Affiliate of TPG. As used herein, the "Italian Collateral" shall mean the "Collateral" as such term is defined in the Italian Credit Agreement.

          4. Guarantor Non-Renewal; Guarantor Default. (a) Notwithstanding any other provision of the Guaranty or the Revolving Credit Agreement or any other agreement to which any of the parties is a party, in the event that the Administrative Agent has not received from LGP or TCW any guaranty described in
Section 2.08 of the Revolving Credit Agreement on or before the dates and for the stated maturities therein stipulated (except in the case where such Fund Guarantor has validly and effectively pledged to the Administrative Agent a blocked cash collateral account with Citibank, N.A. in an amount meeting the requirements of Section 5 of the Guaranty) (any Fund Guarantor who fails to provide any such guaranty, a "Non-Renewing Guarantor"), such Non-Renewing Guarantor shall pay to the other Fund Guarantors an aggregate amount equal to the product of (i) the aggregate commitment fees and other fees which were paid to the Lenders and/or the Administrative Agent pursuant to Section 2.09 of the Revolving Credit Agreement and the related arrangement and structuring fee letters dated as of the date hereof and (ii) one (1) minus a fraction, the numerator of which shall be the number of days elapsed from the Effective Date until the date upon which such Guarantor became a Non-Renewing Guarantor and the denominator of which shall be the number of days from the Effective Date through December 21, 2006 , which aggregate amount shall be divided among such other Fund Guarantors pro rata in accordance with their respective Fund Guarantor Percentages.

          (b) Notwithstanding any other provision of the Guaranty or the Revolving Credit Agreement or any other agreement to which any of the parties is a party, in the event that any Fund Guarantor (i) fails to make any payment due under Article II of the Guaranty; or (ii) commits a Guarantor Default (as defined in the Guaranty) which has directly resulted in the Administrative Agent
(x) declaring the Loans outstanding to become due and payable in whole or in part or (y) terminating the Commitments, in each case pursuant to Article VII of the Revolving Credit Agreement (such Fund Guarantor, a "Defaulting Guarantor") and the Administrative Agent has not rescinded such declaration or reinstated such Commitments within five (5) days, one hundred percent (100%) of the Participation Interests, Senior Notes and Warrants held by such Defaulting Guarantor and its Affiliates shall immediately be assigned at no cost to the other Fund Guarantors (or their designated Affiliates) on a pro rata basis (in accordance with their respective Fund Guarantor Percentages), in which event such Defaulting Guarantor shall execute such agreements and related documents and take such other actions as reasonably determined by TPG in pursuance of such assignment; provided that if any such assignment is prevented by any provision of any other agreement or law, such Defaulting Guarantor shall take any other steps that are reasonably requested by TPG to ensure that TPG and such other Fund Guarantors enjoy the same economic benefits as TPG and such other Fund Guarantors would have enjoyed from such an assignment.

          5. Transfer Restriction Period. Notwithstanding anything to the contrary herein, during the period from the Effective Date until the date that is the first anniversary of the Effective Date (the "Transfer Restriction Period"), neither LGP nor TCW may (directly or indirectly) transfer by way of sale, exchange, assignment, pledge, gift or other disposition (all of which acts shall be deemed included in the term "transfer" as used in this Agreement) all or any fraction of its rights or obligations under the Guaranty (a "Guarantor Interest"), all or a portion of its rights or obligations in respect of any commitment or any loans at the time owing to it under any credit agreement with MEMC (a "Revolver Interest") or any of the Participation Interests, Italian Credit Agreement Rights (as defined below), Senior Notes or Warrants held by it to any other Person (other than a Permitted Transferee (as defined below)) unless TPG or TPG WP consents to such transfer.

          6. Rights of First Offer. (a) In the event that any of TCW or LGP (hereinafter, the "Transferor") desires to transfer any of its Guarantor Interests, Revolver Interests, Participation Interests, Italian Credit Agreement Rights, Senior Notes or Warrants (an "Offered Interest") to a third party, other than pursuant to paragraph 7, 8 or 9 of this Agreement, the Transferor shall give prompt written notice (an "Offer Notice") of its desire to sell the Offered Interest to TPG WP or, in the case of any transfer of Revolver Interests, TPG, which notice shall identify (i) the amount of the Offered Interest and (ii) the purchase price (which shall be in cash) and any other material items and conditions of the proposed transfer. The date on which such Transferor's Notice is actually received by TPG or TPG WP, as the case may be, is referred to hereinafter as the "Notice Date."

          (b) TPG or TPG WP, as the case may be, shall have thirty (30) days following the Notice Date to notify the Transferor in writing of an offer to purchase in cash (the "Offer to Purchase") all (but not less than all) of the Offered Interest at the purchase price and upon the other terms and conditions specified in the Offer Notice. If the Transferor does not receive a written notice from TPG or TPG WP, as the case may be, containing the Offer to Purchase within the thirty (30) day period, TPG or TPG WP, as the case may be, shall be deemed to have declined to purchase the Offered Interest and the Transferor may, subject to compliance with the provisions of paragraph 6(d), thereafter transfer to a purchaser at any time within ninety (90) days following the Notice Date all (but not less than all) of the Offered Interest at a price which is not less than the purchase price specified in the Offer Notice and upon substantially the same terms and conditions set forth in the Offer Notice; provided that if TPG or TPG WP, as the case may be, notifies the Transferor in writing, within thirty
(30) days following receipt of a notice from the Transferor of the name of a possible purchaser, of an objection to the possible purchaser because TPG or TPG WP, as the case may be, in its reasonable discretion, determines that the purchaser or one or more of its Affiliates is engaged in a business that competes with MEMC or any of its subsidiaries, the Transferor shall not have the right to transfer any of the Offered Interest to such possible purchaser; and provided further that if the Offered Interest is not transferred to a purchaser for any reason within ninety (90) days following the Notice Date, then such Offered Interest may be transferred only by again complying with all of the terms and procedures set forth in this paragraph 5.

          (c) In the event that pursuant to the Offer to Purchase TPG or TPG WP, as the case may be, agrees to purchase all (but not less than all) of the Offered Interest on the terms and subject to the conditions set forth in the Offer Notice, the closing for such transaction shall take place at a time and place reasonably acceptable to the Transferor and TPG or TPG WP, as the case may be; provided that such closing shall not occur more than thirty (30) days after the date on which the Transferor receives the Offer to Purchase. At such closing, TPG or TPG WP, as the case may be, shall deliver to the Transferor the consideration to be exchanged for such Offered Interest, in immediately available funds, and the Transferor shall deliver to TPG or TPG WP, as the case may be, all documents required to effect the sale of such Offered Interest, duly endorsed and free of any liens, including appropriate documentation providing indemnities to TPG or TPG WP, as the case may be, regarding its title to such Offered Interest.

          (d) As soon as practicable, but in any event no less than thirty (30) days prior to the consummation of a proposed sale of Offered Interest to a purchaser pursuant to paragraph 6(b), the Transferor shall give written notice to TPG, which notice shall specify with respect to each such proposed sale the name or names of one or more possible purchasers, provided that in no event shall such notice specify more than five possible purchasers. The Transferor shall not sell the Offered Interest to a purchaser unless the Transferor has given a notice pursuant to the preceding sentence that such purchaser is a possible purchaser. As soon as practicable, but in any event no less than ten
(10) days prior to the consummation of a sale of Offered Interest to a purchaser pursuant to paragraph 6(b), the Transferor shall give written notice to TPG, which notice shall specify with respect to each such proposed sale: (i) the identity of the purchaser, (ii) the cash purchase price to be paid by such purchaser for the Offered Interest, (iii) the date of the proposed transfer and
(iv) any other material items and conditions of the proposed sale.

          7. Tag-Along Rights. (a) If TPG or TPG WP or any of their respective Affiliates proposes to transfer any Guarantor Interests, Revolver Interests, Participation Interests, interests or rights under or in connection with the Italian Credit Agreement or related agreements in respect of collateral ("Italian Credit Agreement Rights"), Senior Notes, or Warrants to a purchaser other than a Permitted Transferee of TPG or TPG WP, TPG or TPG WP or any of their respective Affiliates (hereinafter referred to as the "Selling TPG Party") shall give written notice (a "Transfer Notice") of such proposed transfer to the holders of Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes or Warrants, as the case may be, other than the Selling TPG Party (the "Other Holders") at least thirty (30) days prior to the consummation of such proposed transfer, setting forth (i) the identity of the purchaser, (ii) the consideration to be received by the Other Holders, (iii) the date of the proposed transfer, (iv) the amount of the Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes or Warrants offered, as the case may be, and, if applicable, the portion of the indebtedness under the Italian Credit Agreement proposed to be transferred, (v) any other material items and conditions of the proposed sale and (vi) that each such Other Holders shall have the right to elect to sell up to the Pro Rata Portion (as defined below) of its Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be.

          (b) Upon delivery of a Transfer Notice, each Other Holder may elect to sell up to the Pro Rata Portion of its Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants as the case may be, pursuant to the same terms and conditions with respect to payment for the interest as agreed to by the Selling TPG Party, by sending written notice to the Selling TPG Party within thirty (30) days after receipt of the Transfer Notice, indicating its election to sell up to the Pro Rata Portion of its Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, in the same transaction, in which case the portion of Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, to be sold by the Selling TPG Party shall be reduced by such amount (with the result that each Selling TPG Party and each such electing Other Holder shall sell to the purchaser the same percentage of their respective Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be). Following such thirty
(30) day period, each Other Holder, concurrently with the Selling TPG Party, shall be permitted to sell to the purchaser, at any time up to ninety (90) days after the delivery of the Transfer Notice, on terms set forth in the Transfer Notice the Pro Rata Portion of its Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be; provided, however, that no Selling TPG Party shall be permitted to sell to the purchaser unless, simultaneously with the consummation of such sale, the sale by the Other Holders who have elected to sell pursuant to this paragraph (ii) of the Pro Rata Portion of their Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants is also consummated.

          (c) For purposes of this Agreement, "Pro Rata Portion" shall mean, with respect to Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, the portion attained by multiplying (A) the aggregate interests then held by such Other Holder in such Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes or Warrants, as the case may be, by (B) a fraction, the numerator of which shall be the aggregate amount of the Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants proposed to be sold by the Selling TPG Party to the purchaser as set forth in the Transfer Notice, as the case may be, and the denominator of which shall be the aggregate amount of the Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, then outstanding (including such Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants proposed to be sold by the Selling TPG Party, if any).

          (d) For the purposes of this paragraph 7 and paragraphs 8 and 9, the term "Participation Interests" shall include the interests of TPG, TPG WP or any of their affiliates with respect to the Italian Credit Agreement which are held directly by such person or entity, rather than being subject to the participation interests of other entities.

          8. Drag-Along Rights. In the event that TPG or TPG WP wishes to sell all or substantially all of its Guarantor Interests, Revolver Interests, Participation Interests, Italian Credit Agreement Rights, Senior Notes or Warrants, in each case by merger, stock sale, asset sale or otherwise (other than pursuant to paragraph 9 of this Agreement) to a purchaser that is not an Affiliate of TPG or TPG WP or any of their Affiliates and said purchaser desires to acquire all or substantially all of the outstanding Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes or Warrants, as the case may be, upon such terms and conditions as agreed to with TPG or TPG WP, each Other Holder, agrees to sell all of its Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, to said purchaser and to waive its appraisal or dissenters' rights with respect to such transaction, at a price that reflects the Pro Rata Portion of its Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, and on the same terms and conditions as TPG or TPG WP has agreed to with such purchaser; provided, however, that no party required to sell pursuant to this paragraph 8 shall be required to make any representation, covenant or warranty in connection with such sale, other than as to its ownership and authority to sell, free of liens, claims or encumbrances, the Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants to be sold by such Lender. In such case, TPG or TPG WP, as the case may be, shall give written notice of such sale to the Other Holders, at least thirty (30) days prior to the consummation of such sale, setting forth (i) the consideration to be received by such relevant parties,
(ii) the identity of the purchaser, (iii) the date of the proposed transfer and
(iv) any other material items and conditions of the proposed transfer.

          9. Permitted Transfers. Notwithstanding anything to the contrary herein, transfers to any Permitted Transferee of a party to this agreement shall not be subject to paragraph 6, 7 or 8. For purposes of this Agreement, a "Permitted Transferee" means (a) in the case of any transferor that is not a corporation or individual, any present or former general or limited partner, member, managing director, officer, employee or Affiliate of such transferor,
(b) in the case of any transferor that is a corporation, any other entity that owns, directly or indirectly, at least 51% of the equity securities of such transferor ("majority ownership") or that is under common majority ownership with such transferor, (c) in the case of any transferor that is an individual, any successor by death or divorce, (d) in the case of any transferor that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants or (e) in the case of TPG or TPG WP, any officers or directors of MEMC or other persons providing consulting or other services to MEMC (excluding in each case any TPG deal professionals or any Affiliate of TPG), so long as such Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, constitute less than 10% of the aggregate Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants, as the case may be, on the date hereof.

          10. Transferee's Rights and Obligations. Any party that acquires any Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants shall assume the obligations and, unless otherwise agreed by the transferee, acquire the rights of the transferor with respect to such Guarantor Interests, Revolver Interests, Participation Interests, Senior Notes, or Warrants that it acquires; provided that, unless a majority in interest of the other parties to this Agreement have approved of the transferee in writing, the transferor shall remain liable for all of its obligations under the Guaranty (and all related documents) and under this Agreement. In connection with such assumption, the transferee will notify the parties hereto of its address for the purpose of providing notices hereunder.

          11. Amendments. Any amendment of this Agreement or any waiver of any provision hereof to be effective shall be in writing and signed by all of the parties hereto. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

          12. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of laws except Section 5-1401 of the General Obligations Law of the State of New York.

          13. Arbitration. Any disputes arising from this Agreement shall be resolved by exclusive and final arbitration to be carried out in accordance with the procedures described in Section 11.10 of the Amended and Restated Operating Agreement of TPG Wafer Holdings LLC ("Wafer Holdings"), dated as of November 13, 2001.

          14. Counterparts. This Agreement may be signed by each party hereto upon a separate copy of this Agreement in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          15. Notices. Unless otherwise specified herein, any and all notices, offers, acceptances and other communications (collectively, "Notices") authorized or required to be given pursuant to this Agreement shall be given in writing, by registered or certified mail, which shall be addressed to the relevant party at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to TPG, TPG WP or TPG Wafer Management, to:

          c/o Texas Pacific Group
          301 Commerce Street, Suite 3300
          Fort Worth, Texas 76102
          Attention:  Richard A. Ekleberry
          Telephone:  817.871.4080
          Fax:  817.871.4088

          with a copy (which shall not constitute notice) to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, NY  10006
          Attention:  Michael A. Gerstenzang, Esq.
          Telephone:  212.225.2000
          Fax:  212.225.3999

          if to TCW, to:

          c/o TCW/Crescent Mezzanine Partners III, L.P.
          11100 Santa Monica Boulevard, Suite 2000
          Los Angeles, California 90025
          Attention:  Jean-Marc Chapus
          Telephone:  310.235.5900
          Fax:  310.235.5967

          with a copy (which shall not constitute notice) to:

          Kramer Levin Naftalis & Frankel LLP
          919 Third Avenue
          New York, NY 10022-3852
          Attention: Howard A. Sobel, Esq.
          Telephone:  212.715.9326
          Fax:  212.715.8000

          if to LGP, to:

          c/o Leonard Green & Partners, L.P.
          11111 Santa Monica Boulevard, Suite 2000
          Los Angeles, California 90025
          Attention: John Baumer
          Telephone:  310.954.0416
          Fax:  310.954.0404

          with a copy (which shall not constitute notice) to:

          Kramer Levin Naftalis & Frankel LLP
          919 Third Avenue
          New York, NY 10022-3852
          Attention: Howard A. Sobel, Esq.
          Telephone:  212.715.9326
          Fax:  212.715.8000

          All notices, other communications or documents shall be deemed to have been duly given five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; provided, however, that notices of a change of address shall be effective only upon receipt.

          16. Entire Agreement. This Agreement supersedes that certain Intercreditor Agreement, dated as of November 13, 2001, by and among TPG Wafer Credit Partners, LLC, T3 Partners II, L.P., T3 Parallel II, L.P., TCW/Crescent Mezzanine Partners III, L.P. and TCW/Crescent Mezzanine Trust III, Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., TPG Wafer Management, L.L.C., and TPG Wafer Partners, LLC. This instrument, together with the Revolving Credit Agreement, the Guaranty, the Restructuring Agreement, the Italian Credit Agreement and all related agreements contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the parties hereto. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

          17. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


                              TPG PARTNERS III, L.P.

                              By: TPG GenPar III, Inc.
                              Its General Partner

                              By: TPG Advisors III, Inc.
                              Its General Partner

                              By: /s/ Richard A. Ekleberry
                                  ------------------------
                              Name:  Richard A. Ekleberry
                              Title: Vice President


                              TCW/CRESCENT MEZZANINE PARTNERS III, L.P. AND TCW/CRESCENT MEZZANINE TRUST III

                              By: TCW/Crescent Mezzanine Management III, L.L.C. Its Investment Manager

                              By:  TCW Asset Management Company
                              Its Sub-Advisor

                              By: /s/ Jean-Marc Chapus
                                  ------------------------
                              Name: Jean-Marc Chapus
                              Title: Managing Director


                              By: /s/ James C. Shevlet, Jr.
                                  ------------------------
                              Name: James C. Shevlet, Jr.
                              Title: Senior Vice President


                              Green Equity Investors III, L.P.

                              By: GEI Capital III, LLC
                              Its General Partner

                              By: /s/ John Danhakl
                                  ------------------------
                              Name: John Danhakl
                              Title: Manager

                              Green Equity Investors Side III, L.P.

                              By: GEI Capital III, LLC
                              Its General Partner

                              By: /s/ John Danhakl
                                  ------------------------
                              Name: John Danhakl
                              Title: Manager


                              TPG WAFER MANAGEMENT, L.L.C.

                              By: /s/ Richard A. Ekleberry
                                  ------------------------
                              Name: Richard A. Ekleberry
                              Title: Vice President

                              TPG WAFER PARTNERS, L.L.C.

                              By: /s/ Richard A. Ekleberry
                                  ------------------------
                              Name: Richard A. Ekleberry
                              Title: Vice President